Exhibit 99.1

Merrimack Announces Settlement of Convertible Note Litigation

- Agreement Resolves Outstanding Litigation Associated with Merrimack’s Asset Sale to Ipsen -

- Merrimack Agrees to Commence Tender Offer to Purchase Outstanding Convertible Notes

with Potential to Eliminate All Remaining Debt -

CAMBRIDGE, Mass. – October 10, 2017 – Merrimack Pharmaceuticals (NASDAQ: MACK) today announced that it has reached a settlement agreement with Wolverine Flagship Fund Trading Limited, 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. (collectively, “Noteholder Plaintiffs”) and Wells Fargo Bank, National Association, to resolve the previously disclosed lawsuit captioned Wells Fargo Bank, N.A., et. al. v. Merrimack Pharmaceuticals, Inc. pending in the Court of Chancery in the State of Delaware (the “Delaware Action”).

As disclosed previously, the Noteholder Plaintiffs alleged in the Delaware Action, filed March 15, 2017, that Merrimack was obligated to offer to repurchase its outstanding 4.50% Convertible Notes due 2020 (the “Convertible Notes”) in connection with Merrimack’s asset sale to Ipsen S.A. As also disclosed previously, in connection with the decision to proceed directly to trial and the plaintiffs’ withdrawal of their motion for a preliminary injunction, Merrimack deposited $60 million into an escrow account as security for the plaintiff’s claims.

Under the terms of this settlement, Merrimack will pay the Noteholder Plaintiffs $0.90 per $1.00 of Convertible Notes, plus accrued interest, and an amount towards the plaintiffs’ legal fees. Additionally, in connection with the settlement, Merrimack has agreed to commence a tender offer to acquire all remaining Convertible Notes at the same rate of $0.90 per $1.00 of Convertible Notes, plus accrued interest, which would eliminate all of Merrimack’s remaining debt if all of the noteholders participate. Together, the settlement payout, the amount Merrimack expects to pay to acquire the remaining Convertible Notes and Merrimack’s expenses related to the Delaware Action will approximate the $60 million now released from escrow, and as a result Merrimack does not intend to declare an additional special dividend with any funds from the escrow.

“We are pleased to move past this litigation, allowing us to simplify our capital structure and potentially emerge with a clean balance sheet,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “We are focused on our deep research pipeline and three assets in clinical development as we march towards a data-rich 2018.”

This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security. Further details on the settlement agreement are available in Merrimack’s Form 8-K filed today with the Securities and Exchange Commission.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s product candidates, including three in clinical studies and several others in preclinical development, fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about its intent to execute an offer for the remaining convertible notes and assumptions regarding noteholder participation. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 9, 2017 and other reports Merrimack files with the SEC.

Contact:

Geoffrey Grande, CFA

617-441-7602

ggrande@merrimack.com